Exhibit 99.1

Codexis, Inc.
200 Penobscot Drive
Redwood City, CA 94063
Tel: 650.421.8100 www.codexis.com

CODEXIS ANNOUNCES FIRST QUARTER 2011 RESULTS

Codexis Reports First Quarter 2011 Results

Grows Revenue 21% to $31 million;

106% Increase in Pharmaceutical Product Sales

Redwood City, CA – May 5, 2011 – Codexis, Inc. (NASDAQ: CDXS) today announced financial results for the first quarter ended March 31, 2011.

First Quarter Financial Highlights:

Revenue: For the first quarter of 2011, the company reported revenues of $31.0 million, an increase of 21% from $25.7 million in the first quarter of 2010. Product revenue of $12.9 million increased 106% over the same time period driven by more than $5 million in sales of the boceprevir intermediate to be used in Merck’s investigational Hepatitis C drug trade named Victrelis. Collaborative R&D revenue of $2.7 million increased from $0.7 million in the first quarter of 2010, driven mainly by funded research for our carbon capture program.

Operating Expenses: Research and development expenses in the first quarter of 2011 were $13.8 million, compared to $13.0 million for the first quarter of 2010. The increase was primarily due to an increase in amortization related to intellectual property purchased from Maxygen, Inc. in the fourth quarter of 2010 and higher depreciation and stock compensation expenses. Selling, general and administrative expenses in the first quarter of 2011 increased to $9.0 million compared to $8.6 million over the same period of 2010, driven by higher stock compensation expense and higher compensation expense due to headcount increases.

Net Loss: Net loss was ($3.5) million, or ($0.10) per share, based on 35.1 million weighted average common shares outstanding in the first quarter of 2011. This compares to a net loss of ($1.4) million or ($0.50) per share during the first quarter of 2010.

Adjusted EBITDA: On a non-GAAP basis, Adjusted EBITDA decreased from $2.8 million in the first quarter of 2010 to $1.8 million in 2011. Adjusted EBITDA is calculated by adjusting net loss for net interest expense, income taxes, depreciation, amortization, stock-based compensation and preferred stock warrant fair market valuation. A reconciliation of net loss to Adjusted EBITDA is presented below.

Cash: Cash, cash equivalents and marketable securities at March 31, 2011, increased to $82.0 million compared to $74.0 million at December 31, 2010. The company generated $7.3 million in cash from operations in the first quarter.

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Outlook

Codexis’ statements with regard to its outlook are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below.

For the full year 2011, Codexis forecasts revenues of $120 million or greater, which would represent growth of 12% or greater compared to 2010. Codexis expects 2011 Adjusted EBITDA will be $5 million or greater.

Recent Events

On April 7, 2011, Codexis announced a partnership with Alcoa and CO2 Solution, Inc. for a carbon capture technology pilot test designed to turn emissions into beneficial commercial products. The collaboration will use proprietary enzyme technologies to reduce the environmental impact of industrial byproducts. This new pilot program will be funded by Alcoa and includes $13.5 million from the U.S. Department of Energy.

On March 8, 2011, Codexis named Jacques Beaudry-Losique VP Corporate Development & Strategy. Mr. Beaudry-Losique joined Codexis from the U.S. Department of Energy, and is responsible for corporate strategic planning for Codexis’ bioindustrials businesses and directing the company’s government relations programs.

On February 17, 2011, Codexis announced that Byron Dorgan, former U.S. Senator from North Dakota, had been elected to the company’s Board of Directors. Senator Dorgan retired from the Senate in January 2011 after a 30-year career in the U.S. Congress.

On January 25, 2011, Codexis signed its first Japanese biocatalysis collaboration with Dainippon Sumitomo Pharma, one of the ten largest Japanese pharmaceutical manufacturers. Under the agreement, Codexis will supply biocatalysis screening products and services to DSP for use in selected undisclosed therapeutic products in its development pipeline.

On January 12, 2011, Codexis signed an enzyme supply agreement with DSM Pharmaceutical Products, the custom manufacturing organization of Royal DSM NV. The agreement grants DSM rights to use Codexis’ custom biocatalysts and services, and secures supply of Codexis enzymes for commercialization of sustainable enzyme-based pharmaceutical manufacturing routes developed by DSM’s InnoSyn™ route scouting services.

Conference Call

Codexis will hold a conference call for investors on May 5, 2011 at 1:30 p.m. PT (4:30 p.m. ET). The conference call dial-in numbers are US: 866-730-5771 or International: 857-350-1595, access code 43195209. A live webcast of the call will also be available from the Investor Relations section of www.codexis.com. A recording of the call will be available by calling US: 888-286-8010 or International: 617-801-6888, access code 62515565 beginning approximately two hours after the call, and will be available for up to thirty days. A webcast replay from today’s call will also be available from the Investor Relations section of www.codexis.com approximately two hours after the call and will be available for up to thirty days.

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About Codexis, Inc.

Codexis is a clean technology company. Codexis develops optimized biocatalysts that make industrial processes faster, cleaner and more efficient. Codexis’ technology is commercialized with leading global pharmaceutical companies and in development for advanced biofuels with Shell and carbon capture. Other potential markets for the company’s biocatalyst-enabled solutions include chemicals and water treatment.

Forward-Looking Statements

This press release contains forward-looking statements relating to the company’s forecast for 2011 revenue and Adjusted EBITDA, which is defined elsewhere in this press release. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results. Factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2011, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Codexis, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2011	2010	% change
Revenues:
Product	$12,932	$6,275	106%
Related party collaborative research and development	14,823	16,042	-8%
Collaborative research and development	2,663	661	303%
Government grants	616	2,722	-77%

Total revenues	31,034	25,700	21%

Costs and operating expenses:
Cost of product revenues	11,650	5,218	123%
Gross margin $	1,282	1,057
Gross margin %	10%	17%
Research and development	13,750	12,982	6%
Selling, general and administrative	9,013	8,600	5%

Total costs and operating expenses	34,413	26,800	28%

Loss from operations	(3,379)	(1,100)	207%

Interest income	49	28	75%
Interest expense and other, net	17	(358)	nm

Loss before provision (benefit) for income taxes	(3,313)	(1,430)	132%
Provision (benefit) for income taxes	158	(61)	nm

Net loss	$(3,471)	$(1,369)	154%

Net loss per share of common stock, basic and diluted	$(0.10)	$(0.50)

Weighted average common shares used in computing net loss per share of common stock, basic and diluted	35,116	2,714

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Codexis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In Thousands)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$53,152	$72,396
Marketable securities	12,540	—
Accounts receivable, net	11,322	10,620
Related party accounts receivable	—	4,713
Inventories	3,224	2,817
Prepaid expenses and other current assets	2,617	1,646

Total current assets	82,855	92,192

Restricted cash	1,512	1,466
Long-term marketable securities	16,296	1,650
Property and equipment, net	20,239	21,452
Intangible assets, net	19,230	20,158
Goodwill	3,241	3,241
Other non-current assets	1,175	1,141

Total assets	$144,548	$141,300

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$10,245	$9,208
Accrued compensation	3,784	8,107
Other accrued liabilities	7,450	5,630
Deferred revenues	770	455
Related party deferred revenues	8,691	4,084

Total current liabilities	30,940	27,484

Deferred revenues, net of current portion	1,625	1,671
Related party deferred revenues, net of current portion	2,382	3,403
Other long-term liabilities	1,595	1,381

Total liabilities	36,542	33,939
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	279,574	275,540
Accumulated other comprehensive loss	49	(34)
Accumulated deficit	(171,621)	(168,149)

Total stockholders’ equity	108,006	107,361

Total liabilities, and shareholders’ equity	$144,548	$141,300

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Codexis, Inc.

Condensed Consolidated Statements of Cash Flow

(Unaudited)

(In Thousands)

	Three Months Ended March 31,
	2011	2010
Operating activities:
Net loss	$(3,471)	$(1,369)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	941	187
Depreciation and amortization of property and equipment	1,895	1,651
Revaluation of redeemable convertible preferred stock warrant liability	—	396
Gain from extinguishment of asset retirement obligation	(124)	—
Stock-based compensation	2,307	1,655
Accretion of asset retirement obligation	17	36
Amortization of debt discount	—	24
Accretion (amortization) of premium/discount on marketable securities	(3)	(119)

Changes in operating assets and liabilities:
Accounts receivable	4,011	685
Inventories	(407)	3
Prepaid expenses and other current assets	(971)	(261)
Other assets	(48)	(71)
Accounts payable	1,037	(2,720)
Accrued compensation	(4,324)	(2,958)
Related party payable	—	(766)
Other accrued liabilities	2,570	(1,372)
Deferred revenues	3,856	(7,026)

Net cash provided by (used in) operating activities	7,286	(12,025)

Investing activities:
(Increase) decrease in restricted cash	(46)	—
Purchase of property and equipment	(891)	(1,320)
Purchase of marketable securities	(27,104)	—
Proceeds from maturities of marketable securities	—	13,610

Net cash provided by (used in) investing activities	(28,041)	12,290

Financing activities:
Principal payments on financing obligations	—	(1,339)
Payments in preparation for initial public offering	—	(1,636)
Proceeds from exercises of stock options	1,485	140

Net cash provided by (used in) financing activities	1,485	(2,835)

Effect of exchange rate changes on cash and cash equivalents	26	(18)

Net increase in cash and cash equivalents	(19,244)	(2,588)
Cash and cash equivalents:
Beginning of the period	72,396	31,785

End of the period	53,152	29,197

Marketable securities at the end of period	28,836	10,067

Cash, cash equivalents and marketable securities	$81,988	$39,264

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Reconciliation of GAAP to Non-GAAP Financial Information

In this press release, in addition to GAAP financial results, we present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA to evaluate the effectiveness of our business strategies.

A reconciliation of GAAP net loss to Adjusted EBITDA is included in the table below.

Codexis, Inc.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(Unaudited)

(In Thousands)

	Three Months Ended March 31,
Calculation of Adjusted EBITDA	2011	2010
Net loss	$(3,471)	$(1,369)

Adjustments:
Minus: Interest income	(49)	(28)
Plus: Interest expense	—	298
Plus: Income taxes	158	(61)
Plus: Depreciation and amortization	2,836	1,838
Plus: Stock-based compensation	2,286	1,713
Plus: Preferred stock warrant fair market valuation adjustment	—	396

Adjusted EBITDA	$1,760	$2,787

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•

Non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

Contacts:

Investors: Henk Adriaenssens, ir@codexis.com, 650-421-8331

Media: Lyn Christenson, lyn.christenson@codexis.com, 650-421-8144 or Saskia Sidenfaden, ssidenfaden@mww.com, 212-827-3771.

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